EXHIBIT 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

H. Thomas Hicks	Hugh Burns/Jamie Tully/Kara Findlay
Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700
URS CORPORATION REPORTS FIRST QUARTER
RESULTS FOR FISCAL 2006
EPS of $0.47 at High End of Guidance Range;
2006 Outlook Reaffirmed

     SAN FRANCISCO, CA — May 9, 2006 — URS Corporation (NYSE: URS) today reported its financial results for the first quarter of fiscal 2006, which ended on March 31, 2006. Revenues for the quarter were $998.1 million, compared with revenues of $922.0 million during the comparable period in 2005, an increase of 8%. Net income was $24.2 million, 20% higher than the $20.1 million reported for the corresponding period in 2005. Earnings per share (“EPS”) of $0.47, fully diluted, increased 4% as compared with EPS of $0.45, fully diluted, for the same period last year.
     The Company’s net income and EPS for the first quarter of 2006 include an after tax impact of $2.2 million, or $0.04 per share, related to stock-based compensation expense under Statement of Financial Accounting Standards 123 (Revised) (“SFAS 123(R)”), which requires that the costs of equity-based compensation be recognized as an expense in the financial statements.
     During the first quarter of fiscal 2006, the Company reduced debt by $5.9 million, lowering its debt to total capitalization ratio to 18%. As of March 31, 2006, the Company’s backlog was $4.18 billion, compared to $3.84 billion as of December 30, 2005.
     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “We are pleased with our first quarter results, which were at the high end of our guidance range. Looking forward, we continue to see favorable long-term trends in each of our key market sectors — federal, state and local government, domestic private sector and international — including increased demand for the services we provide to federal government agencies, additional spending by state and local governments on infrastructure projects, and investment by power companies in emissions control projects. URS is well positioned to benefit from these trends, and we remain on track to meet our financial objectives for the year.”
     For the purpose of calculating diluted EPS, weighted-average shares outstanding for the first quarter of 2006 were 51.3 million compared to 44.8 million for the corresponding period last year. The increase in weighted-average shares outstanding is the result of the Company’s common stock offering in the second quarter of fiscal 2005 and additional shares issued pursuant to the Company’s employee stock option and stock purchase plans.
Business Segments
     In addition to providing consolidated financial results, URS reports separate financial information for its two segments: the URS Division and the EG&G Division. The URS Division’s revenues include the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division provides engineering services to federal government agencies, primarily for facilities and environmental projects. The EG&G Division primarily serves the federal government market, providing a range of operations and maintenance and technical support services to the Departments of Defense, Homeland Security, Energy, Treasury and NASA, among others.
     URS Division. For the first quarter of fiscal 2006, the URS Division reported revenues of $643.3 million and operating income of $42.3 million, compared to revenues of $608.0 million and operating income of $43.0 million for the corresponding period in 2005.
     EG&G Division. For the first quarter of fiscal 2006, the EG&G Division reported revenues of $360.4 million and operating income of $15.3 million, compared to revenues of $315.5 million and operating income of $12.7 million for the corresponding period in 2005.
Outlook for the Remainder of Fiscal 2006
     The Company reaffirmed its expectation that fiscal 2006 revenues will be approximately $4.1 billion. Assuming this revenue expectation is met, the Company continues to expect that net income will be approximately $110 million and earnings per share will be approximately $2.12. The Company’s net income and EPS guidance for 2006 includes an expected after tax impact of between $10 million and $12 million ($0.19 and $0.23, respectively, on a per share basis) related to stock-based compensation expense to be recognized under SFAS 123(R). In addition, the Company indicated that second quarter EPS will be between 25% and 29% of the Company’s full year 2006 guidance of $2.12.

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 29,400 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).
Web Cast Information
     URS will host a dial-in conference call on Wednesday, May 10 at 11:00 a.m. (EDT) to discuss its first quarter fiscal 2006 results. A live web cast of this call will be available on the investor relations portion of URS’ website at www.urscorp.com.
TABLES TO FOLLOW
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Statements contained in this earning release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s future revenue and business prospects and future earnings projections. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: an economic downturn; changes in the Company’s book of business; the Company’s compliance with government contract procurement regulations; the Company’s dependence on government appropriations and procurements; the Company’s ability to make accurate estimates; the Company’s ability to bid on, win and execute contracts; liability for pending and future litigation; the impact of changes in laws and regulations; the Company’s ability to maintain adequate insurance coverage; a decline in defense spending; industry competition; the Company’s ability to attract and retain key individuals; risks associated with changes in equity compensation; the Company’s leveraged position; the Company’s ability to service its debt; risks associated with international operations; project management and accounting software risks; terrorist and natural disaster risks; the Company’s relationships with its labor unions; and other factors discussed more fully in the Company’s Form 10-Q for the first quarter of fiscal 2006, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In thousands, except per share data)

	March 31, 2006	December 30, 2005
ASSETS
Current assets:
Cash and cash equivalents, including $27,435 and $61,319 of short-term money market funds, respectively	$59,666	$101,545
Accounts receivable, including retainage of $31,821 and $37,280, respectively	618,627	630,340
Costs and accrued earnings in excess of billings on contracts in process	546,666	513,943
Less receivable allowances	(44,697)	(44,293)

Net accounts receivable	1,120,596	1,099,990
Deferred tax assets	21,007	18,676
Prepaid expenses and other assets	59,265	52,849

Total current assets	1,260,534	1,273,060
Property and equipment at cost, net	147,727	146,470
Goodwill	988,100	986,631
Purchased intangible assets, net	4,953	5,379
Other assets	46,875	57,908

	$2,448,189	$2,469,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$1,536	$1,547
Notes payable and current portion of long-term debt	23,253	20,647
Accounts payable and subcontractors payable, including retainage of $13,376 and $13,323, respectively	262,840	288,561
Accrued salaries and wages	161,778	196,825
Accrued expenses and other	75,526	82,404
Billings in excess of costs and accrued earnings on contracts in process	112,564	108,637

Total current liabilities	637,497	698,621
Long-term debt	289,383	297,913
Deferred tax liabilities	19,404	19,785
Other long-term liabilities	114,607	108,625

Total liabilities	1,060,891	1,124,944

Commitments and contingencies
Minority interests	2,046	—
Stockholders’ equity:
Preferred stock, authorized 3,000 shares; no shares outstanding	—	—
Common shares, par value $.01; authorized 100,000 shares; 51,163 and 50,432 shares issued, respectively; and 51,111 and 50,380 shares outstanding, respectively	511	504
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	943,961	925,087
Accumulated other comprehensive loss	(6,307)	(3,985)
Retained earnings	447,374	423,185

Total stockholders’ equity	1,385,252	1,344,504

	$2,448,189	$2,469,448

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME — UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	March 31,	April 1,
	2006	2005

Revenues	$998,149	$922,000
Direct operating expenses	631,304	588,839

Gross profit	366,845	333,161
Indirect, general and administrative expenses	319,171	288,542

Operating income	47,674	44,619
Interest expense	5,135	10,572

Income before income taxes and minority interests	42,539	34,047
Income tax expense	17,993	13,960
Minority interests in income of consolidated subsidiaries, net of tax	358	—

Net income	24,188	20,087
Other comprehensive income (loss):
Minimum pension liability adjustments, net of tax (benefit)	(2,366)	—
Foreign currency translation adjustments	44	(666)

Comprehensive income	$21,866	$19,421

Earnings per share:
Basic	$.48	$.46

Diluted	$.47	$.45

Weighted-average shares outstanding:
Basic	50,302	43,731

Diluted	51,315	44,823

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED
(In thousands)

	Three Months Ended
	March 31,	April 1,
	2006	2005
Cash flows from operating activities:
Net income	$24,188	$20,087

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	9,187	9,787
Amortization of financing fees	461	1,482
Costs incurred for extinguishment of debt	—	762
Provision for doubtful accounts	4,013	3,376
Deferred income taxes	(2,712)	1,342
Stock-based compensation	3,777	1,725
Excess tax benefits from stock-based compensation	(1,187)	—
Tax benefit of stock compensation	2,455	1,522
Minority interests in net income of consolidated subsidiaries	358	—
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(24,619)	(31,985)
Prepaid expenses and other assets	(5,829)	(3,500)
Accounts payable, accrued salaries and wages and accrued expenses	(67,225)	3,338
Billings in excess of costs and accrued earnings on contracts in process	3,927	6,109
Distributions from unconsolidated affiliates, net	15,503	5,638
Other long-term liabilities	2,945	251
Other liabilities, net	(4,781)	(6,394)

Total adjustments and changes	(63,727)	(6,547)

Net cash from operating activities	(39,539)	13,540

Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital lease.	(5,146)	(3,962)

Net cash from investing activities	(5,146)	(3,962)

Cash flows from financing activities:
Long-term debt principal payments	(11,744)	(11,067)
Net borrowings (payments) under the lines of credit	2,461	(6,000)
Net change in book overdraft	(11)	(36,749)
Capital lease obligation payments	(3,058)	(3,511)
Short-term note borrowings	1,501	—
Short-term note payments	(180)	(1,614)
Excess tax benefits from stock-based compensation	1,187	—
Proceeds from sale of common stock from employee stock purchase plan and exercise of stock options	12,650	9,508
Tender and call premiums paid for debt extinguishment	—	(613)
Payments for financing fees	—	(407)

Net cash from financing activities	2,806	(50,453)

Net increase (decrease) in cash and cash equivalents	(41,879)	(40,875)
Cash and cash equivalents at beginning of period	101,545	108,007

Cash and cash equivalents at end of period	$59,666	$67,132

Supplemental information:
Interest paid	$4,621	$9,715

Taxes paid	$6,129	$8,782

Equipment acquired through capital lease obligations	$5,054	$5,257